UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 15, 2011

Cleopatra International Group, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)
000-53411 (Commission File Number)	26-3788124 (IRS Employer Identification No.)

9th Floor, Haiwailianyi Building,

No. 12 Yingchun Road, Luohu District, Shenzhen City, Guangdong Province, China

(Address of principal executive offices and zip code)

(86) 755-8230-9541

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Effective as of April 15, 2011, Zheyong He resigned as the interim chief financial officer of Cleopatra International Group, Inc. (the “Company”). There were no disagreements between Mr. He and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation.  Effective as of April 15, 2011, Mr. Lixin Zhang was appointed to replace Mr. He as chief financial officer. Mr. Zhang shall receive a monthly salary of RMB30,000 for his services as chief financial officer.

Mr. Zhang has more than 15 years of experience in accounting, financial management and capital operations. Prior to being appointed as chief financial officer, from January 2011 to April 2011, Mr. Zhang served as a financial manager to the Company and received a monthly salary of RMB12,000. Prior to joining the Company, Mr. Zhang served as deputy general manager and capital operations advisor of Shenzhen Golden Sunflower Investment and Planning Co., Ltd. from January 2009 to December 2010. From 2006 to 2009, Mr. Zhang was a finance department manager of Direct Energy, a supplier of energy and energy optimization solutions in North America that is wholly owned by CENTRICA (LSE: CAN). From 2003 to 2004, Mr. Zhang served as division head of the department of strategic development for Huizhou MACAT Motorcycle Co., Ltd., a Chinese motorcycle manufacturer, and from 1994 to 2003, he was chief financial officer of Shenzhen Construction Equipment Materials Import & Export Corp., a PRC state-owned enterprise.  Mr. Zhang graduated from Shenzhen University with a bachelor’s degree in economics and is Level 5-qualified with the Certified General Accountant Association of Canada.

Mr. Zhang has no family relationship with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Zhang had, or will have, a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2011	CLEOPATRA INTERNATIONAL GROUP, INC.

	By:	/s/ Yongping Xu
Name: Yongping Xu
Title: Chief Executive Officer